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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

Contacts:  Duane Kimble - CFO                           Joel Pomerantz
           Baldwin Piano                                The Dilenschneider Group
           (513) 754-4647                               (212) 922-0900


                       BALDWIN PIANO SHAREHOLDERS REJECT
                     SHAREHOLDER PROPOSAL; ELECT DIRECTORS

         MASON, OH, June 16, 2000 -- Shareholders of Baldwin Piano and Organ Company (NASDAQ: BPAO) meeting here today, elected the slate of seven directors recommended by the Board, including two new directors all for a term of one year. In addition, the shareholders, signifying their confidence in Baldwin's management, rejected a proposal presented by a shareholder.

         The re-elected directors are: Karen L. Hendricks, chairman, chief executive officer and president; William B. Connell, chairman of EBT Holdings, Inc.; Herbert A. Denton, president of Providence Capital; John H. Gutfreund, president of Gutfreund & Company, Inc.; and Joseph H. Head, chairman of Atkins & Pearce, Inc. Brent D. Baird and James T. Heffernan, both private investors, were elected for the first time.

         Shareholders also ratified the appointment of Deloitte & Touche LLP as the company's independent auditors for 2000.

         Baldwin Piano & Organ Company has marketed keyboard musical products for over 138 years. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

                                      # # #

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This release contains forward looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filing with the Securities and Exchange Commission.